Exhibit 5.1.

Securities and Exchange Commission

Washington, DC 20549

July 31, 2014

RE: CGG STOCK OPTION PLANS

Ladies and Gentlemen:

I am the SVP General Secretary and Group General Counsel of CGG (the “Company”), a company incorporated in the Republic of France. In that capacity, I have acted as counsel for the Company in connection with the registration of 3,298,417 additional ordinary shares of the Company, par value €0.40 per share (the “Shares”) issuable to employees of direct and indirect subsidiaries of the Company under (i) the CGG 2013 Stock Option Plan and (ii) the CGG 2014 Stock Option Plan (together, the “Plans”). This opinion is limited to the laws of France and is provided to you as a supporting document for the Shares.

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plans, will be validly issued and fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the Republic of France, and I express no opinion herein as to the effect of any other laws.

I am furnishing this letter to you solely for your benefit and for the purpose of the Shares. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission with respect to the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued thereunder.

Very truly yours,

/s/ BEATRICE PLACE-FAGET
Béatrice Place-Faget
SVP General Secretary and Group General Counsel

CGG

Tel: 01 64 47 45 00 Fax: 01 64 47 34 31 cgg.com	Tour Maine – Montparnasse 33, avenue du Maine 75015 Paris, France Société Anonyme au capital de 70 826 076 € N° 969 202 241 RCS Paris – code TVA UE : FR 16 969 202 241 – APE : 7010Z